EXHIBIT 3.77C

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

OLD DOMINION JOCKEY CLUB, INC.

The undersigned, being the Vice President of OLD DOMINION JOCKEY CLUB, INC., hereby certifies to the State Corporation Commission:

FIRST: The name of the Corporation is OLD DOMINION JOCKEY CLUB, INC. (the “Corporation”).

SECOND: The Articles of Incorporation of the Corporation are hereby amended by these Articles of Amendment by striking out Article I of the Articles of Incorporation in its entirety and inserting in lieu thereof the following:

“ARTICLE I.  The name of the Corporation is Maryland-Virginia Racing Circuit, Inc. (the “Corporation”).”

THIRD: The foregoing amendment was adopted on March 15, 1995.

FOURTH: The foregoing amendment was adopted by the unanimous written consent of the shareholders.

The undersigned Vice President of the Corporation has executed these Articles of Amendment on behalf of the Corporation, acknowledges the foregoing amendment to be the corporate act of the Corporation and declares that the facts herein stated are true on the 19th day of April, 1995.

OLD DOMINION JOCKEY CLUB, INC.

By:	/s/ Martin Jacobs
Martin Jacobs
Vice President